UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2013

HMS Holdings Corp.

(Exact Name of Registrant as Specified in Charter)

New York	0-50194	11-3656261
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

401 Park Avenue South, New York, New York 10016

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (212) 725-7965

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)   On February 20, 2013, Dr. Michael Stocker, a member of the Board of Directors (the “Board”) of HMS Holdings Corp. (the “Registrant”), notified the Board of his decision not to stand for re-election at the Registrant’s 2013 Annual Meeting of Shareholders.  This decision is not the result of any disagreement between Dr. Stocker and the Registrant or its management.  Dr. Stocker has served as a director of the Registrant since January 2007 and will continue as a director until the 2013 Annual Meeting of Shareholders.

Also on February 20, 2013, Mr. James T. Kelly, a member of the Registrant’s Board, notified the Board of his resignation from the Board effective March 1, 2013.  This decision is not the result of any disagreement between Mr. Kelly and the Registrant or its management.  Mr. Kelly has served as a director of the Registrant since December 2001.

(d)   In addition, on February 20, 2013, the Registrant’s Board appointed Daniel N. Mendelson to serve as a member of the Registrant’s Board, bringing the number of directors to eleven.

Mr. Mendelson filled a newly created directorship. Mr. Mendelson was not selected as a director pursuant to any arrangement or understanding with any other person and he does not have any reportable transactions under Item 404(a) of Regulation S-K.

In connection with his election, Mr. Mendelson was named to the Compensation Committee of the Board.  Also on February 20, 2013, Ms. Cora Tellez, who joined the Registrant’s Board in October 2012 was named to the Audit Committee of the Board.

For his services as a director of the Company, Mr. Mendelson will receive the Company’s standard compensation applicable to non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 26, 2013

HMS HOLDINGS CORP.

	By:	/s/ Walter D. Hosp
Walter D. Hosp
EVP, Chief Financial Officer and Chief Administrative Officer